Exhibit 99.1

Regency Centers Corporation

Press Release

www.RegencyCenters.com	CONTACT: LISA PALMER
(904) 598-7636

REGENCY CENTERS ANNOUNCES PARTNERSHIP CHANGE & GUIDANCE REVISION

Macquarie CountryWide agrees to sell interest to GRI and Regency in phased transaction

Jacksonville, Fla. (July 17, 2009) — Regency Centers Corporation announced today that its co-investment partner, Macquarie CountryWide Trust (MCW), has agreed to sell its interest in Macquarie CountryWide-Regency II, LLC (MCW II), an existing co-investment partnership between MCW and Regency. In conjunction with the sale, Regency has an option to increase its ownership in MCW II from 25 to 40%. Separately, Regency also today revised second quarter and full year 2009 Funds from Operations (FFO) guidance to reflect the adverse impacts of the current economic environment.

Sale of MCW Partnership Interest

Global Retail Investors LLC (GRI), a joint venture between the California Public Employees’ Retirement System (CalPERS) and an affiliate of First Washington Realty, Inc., has agreed to purchase the majority of MCW’s interest in MCW II. Regency has an option to purchase the remainder of MCW’s interest. Formed in 2005, MCW II currently owns 86 retail shopping centers that have been valued at $1.73 billion for this transaction.

Contracts have been signed for a phased sale process that will result in multiple closings over the next 24 months.

The first phase involves the sale of 45% of the partnership to GRI. Closing is expected by the end of July 2009 upon completion of documentation of lender consents on certain property-level loans. The second phase involves the sale of an additional 15% of the partnership to GRI. This second phase is scheduled to close upon receipt of lender consents for the balance of the property-level loans.

Regency has two options to acquire additional interests in the partnership by up to 15% in total. One option allows Regency to purchase up to an additional 10% interest in the portfolio from MCW. This option must be exercised within 21 months of the initial closing. If Regency chooses not to exercise the additional 10% option, the option would be available to GRI. If GRI does not purchase the remaining 10%, MCW can initiate a distribution in kind to recover its remaining 10% equity value.

The other option allows Regency to purchase up to an additional 5% interest in the partnership from MCW. This option must be exercised by the later of March 31, 2010, or GRI’s second phase closing. In the event that Regency does not exercise the 5% option, GRI must acquire the additional 5% interest.

Assuming Regency exercises all of its options, Regency’s ownership in MCW II will increase to 40% and GRI would own 60% of the partnership. Regency will remain the managing member of the partnership and retain management and leasing responsibilities. Regency will receive a disposition fee from MCW equal to: 1% of the gross sales price paid by GRI for MCW’s partnership interest and a 7.7% discount on its purchase options. If the options are not exercised by Regency, Regency will receive cash payments of up to $17 million.

“This transaction is ‘bittersweet’ given our special relationship with MCW that has developed and grown over many years. At the same time, we are excited to have the opportunity to partner with CalPERS and First Washington. This transaction will have substantial benefits for Regency including a partnership with an outstanding institutional investor, an option to increase our ownership in a high quality portfolio of shopping centers, maintaining the size of the portfolio’s current foot print, and profitable on-going fee income” said Martin E. Stein, Jr., Chairman and Chief Executive Officer of Regency Centers.

Earnings Guidance Revision

While the Company’s second quarter financial results and review by its auditor are not complete, the Company expects that Funds From Operations (FFO) per share for the second quarter of 2009 before impairment charges will be in the range of $0.60 - $0.62, which is below the previous guidance range of $0.74 - $0.79 per share. Approximately $7.8 million, or $0.10 per share, of the decline is due to the disposition fee from the MCW II partnership sale described above now expected in the third quarter rather than the second quarter and $7.0 million, or $0.09 per share, related to increasing reserves for accounts receivable and straight line rent receivables including Regency’s pro-rata share of increased reserves in the co-investment partnerships. These negative items are offset by reductions in estimated incentive compensation. In addition, the Company is recognizing an impairment charge of $28.8 million, or $0.37 per share, for two wholly owned Regency shopping centers, two out parcels and 13 properties in the MCW II partnership that are now targeted for sale over the next three years. After these impairment charges, the Company expects that Funds From Operations (FFO) for the second quarter 2009 will be in the range of $0.23 - $0.25 per share.

For the full year 2009, diluted FFO per share before impairment charges is expected to be in the range of $2.76 - $2.90; lower than the previously issued guidance of $3.03 - $3.28. The main drivers behind the downward revisions for the year are:

•

A decline in forecasted NOI growth of $7.9 - $14.1 million, or $0.10 - $0.18 per share, which includes increased reserves for accounts receivable of approximately $4.8 - $7.2 million, or $0.06 - $0.09 per share,

•	Increased reserves for straight line rent receivables of approximately $2.2 - $3.3 million or $0.03 - $0.04 per share,
•

A reduction in net operating income of $4.2 - $5.1 million, or $0.05 - $0.07 per share, from the in-process developments due to the slower leasing that occurred in the second quarter and is expected to continue through the remainder of the year,

•

Lower capitalized interest and real estate taxes of $2.4 million, or $0.03 per share, resulting from the decision to postpone the start of vertical construction on Murietta Marketplace and a reduction in expected development starts for the year, and

•	A projected $5.4 million, or $0.07 per share, decrease in the amount of development profits for the remainder of the year.

These negative items are partially offset by:

•	$3.9 million - $5.2 million, or $0.05 - $0.07 per share of savings in G&A related to reductions in incentive compensation.

After the impairment charges of $28.8 million, or $0.37 per share as described above, the Company expects that Funds From Operations (FFO) for the full year 2009 will be in the range of $2.39 - $2.53 per share.

At this time, the Company’s revised guidance does not include the exercise of the purchase options to increase its ownership in MCW II or any charges associated with a further reduction in force or other similar cost-reducing measures that the Company may make in the future.

Full Year 2009 Earnings and Valuation Guidance Revisions:

	Previous Guidance	Revised Guidance
Occupancy:	92.0% - 93.0%	90.0% - 92.0%
Same store NOI growth:	(5.0%) - (3.0%)	(9.0%) - (5.0%)
Rent Growth:	(2.0%) - 2.0%	(4.0%) - 0.0%
Development starts:	$10 - $50 million	$14 - $32 million
JV Acquisitions—3rd Party (gross $):	$0 - $200 million	$17.9 - $150 million
JV Acquisitions—REG contributions (gross $):	$0 - $200 million	$0 - $125 million
Disposition of Operating Properties (REG Pro-Rata):	$50 - $225 million	$110 - $150 million
Transaction profits net of taxes and dead deal costs:	$15 - $20 million	$23.5 - $26.5 million

Regency reports FFO in accordance with the standards established by the National Association of Real Estate Investment Trusts (NAREIT) as a supplemental earnings measure. The Company considers this a meaningful performance measurement in the Real Estate Investment Trust industry.

Reconciliation of FFO Guidance to Net Income

All numbers are per share except weighted average shares

	Three Months Ended June 30, 2009		Full Year 2009

Net income (loss) attributable to common stockholders	$(0.26)	(0.24)	$0.50	0.64
Add (less):
Depreciation expense and amortization	0.49	0.49	1.90	1.90
Loss (gain) on sale of operating properties	-	-	(0.01)	(0.01)

Funds From Operations	$0.23	0.25	$2.39	2.53

Weighted average shares (000’s)	77,577		77,040

Conference Call

Regency will release second quarter 2009 results after market close on August 5, 2009. In conjunction with Regency’s second quarter results, you are invited to listen to its conference call that will be broadcast live over the internet on Thursday, August 6 at 10:00 a.m. EST on the Company’s web site www.RegencyCenters.com. If you are unable to participate during the live webcast, the call will also be archived on the web site.

Regency Centers Corporation (NYSE: REG)

Regency is the leading national owner, operator, and developer of grocery-anchored and community shopping centers. At June 30, 2009, the Company owned 410 retail properties, including those held in co-investment partnerships. Including tenant-owned square footage, the portfolio encompassed 54.8 million square feet located in top markets throughout the United States. Since 2000 Regency has developed 194 shopping centers, including those currently in-process, representing an investment at completion of $3.0 billion. Operating as a fully integrated real estate company, Regency is a qualified real estate investment trust that is self-administered and self-managed.

###

Forward-looking statements involve risks and uncertainties. Actual future performance, outcomes and results may differ materially from those expressed in forward-looking statements. Please refer to the documents filed by Regency Centers Corporation with the Securities and Exchange Commission, specifically the most recent reports on Forms 10-K and 10-Q, which identify important risk factors which could cause actual results to differ from those contained in the forward-looking statements.